Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085

October 13, 2010
Osteotech Announces Early Termination of HSR Waiting Period
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, announced today that it has received notification that the U.S. Department of Justice and Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting period for its proposed merger with Medtronic, Inc. The closing of the merger remains subject to antitrust clearance in foreign jurisdictions and approval by Osteotech stockholders at the special meeting to be held on November 9, 2010, as well as other customary closing conditions.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, please go to Osteotech’s website at www.osteotech.com.
Additional Information about the Proposed Transaction and Where You Can Find It
Osteotech has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the proposed acquisition of Osteotech by Medtronic. The definitive proxy statement is being mailed to Osteotech stockholders on October 14, 2010. Before making any voting or investment decisions with respect to the transaction, investors and stockholders of Osteotech are urged to read the proxy statement when it becomes available because it contains important information about the transaction, Osteotech and Medtronic. Investors and stockholders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech to the attention of the Assistant Secretary at 51 James Way, Eatontown, New Jersey, 07724.

Information Regarding Participants
Osteotech, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Osteotech stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Osteotech stockholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 16, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronics’s website at www.Medtronic.com and clicking on the Investors link. You can find information about Osteotech’s executive officers and directors in its definitive proxy statement filed with the SEC August 3, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov or by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech to the attention of the Assistant Secretary at 51 James Way, Eatontown, New Jersey, 07724.
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